Exhibit 10.1

CREDIT AGREEMENT

among

CHESAPEAKE MIDSTREAM PARTNERS, L.L.C.,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

THE ROYAL BANK OF SCOTLAND plc,

as Syndication Agent,

BANK OF MONTREAL,

COMPASS BANK AND

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

As Co-Documentation Agents

and

The Several Lenders from Time to Time Parties Hereto,

Dated as of September 30, 2009

WELLS FARGO SECURITIES, LLC and RBS SECURITIES INC.,

as Joint Lead Arrangers

and

WELLS FARGO SECURITIES, LLC,

as Sole Book Manager

i

SCHEDULES:

1.1A	Commitments
1.1B	Gathering System Assets
4.1	Financial Condition
4.2	Material Adverse Change
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.15(a)	Subsidiaries
4.15(b)	Outstanding Subscriptions, Options, Warrants, Calls, Rights etc. Relating to Capital Stock of the Borrower or any Group Member
4.17(d)	Environmental Matters
4.17(f)	Non-Compliance with Environmental Laws
4.19	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E	Form of Legal Opinion of Commercial Law Group, P.C.
F	Form of Exemption Certificate
G	Form of Revolving Note

CREDIT AGREEMENT, dated as of September 30, 2009, among CHESAPEAKE MIDSTREAM PARTNERS, L.L.C., a Delaware limited liability company (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swing Line Lender, and the Issuing Lender, and the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to obtain a senior secured amended revolving credit facility and the parties hereto are willing to enter into this Credit Agreement to provide a senior secured amended revolving credit facility on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth, the parties hereto hereby agree as follows:

ARTICLE 1. DEFINITIONS

Section 1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Administrative Agent”: Wells Fargo Bank, National Association, as administrative agent, or any successor in such capacity.

“Administrative Agent Parties”: as defined in Section 10.2(c).

“Administrative Questionnaire”: a questionnaire in a form supplied by the Administrative Agent.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that none of (x) Credit Suisse Group or the General Electric Company, or their respective Affiliates that are not under the Control of Global Infrastructure Management, LLC (solely as a result of their respective involvement in Global Infrastructure Management, LLC and the funds controlled or managed thereby), or (y) any limited partner in any fund managed by Global Infrastructure Management, LLC (solely as a result of its status as a limited partner in such fund), shall be considered Affiliates of any Loan Party hereunder.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each Type of Revolving Loan, on any day, the rate per annum set forth at the appropriate intersection at the relevant column heading below for such Type of Loan, and for the Commitment Fee, on any day, the rate per annum set forth at the appropriate intersection at the column for Commitment Fee Rate, in each case based on the Consolidated Leverage Ratio as of the close of business on the immediately preceding Business Day:

Consolidated Leverage Ratio	Base Rate Loans	Eurodollar Loans	Commitment Fee Rate
Less than 2.00 to 1.00	2.00%	3.00%	0.50%
Greater than or equal to 2.00 to 1.00 and less than 2.50 to 1.00	2.25%	3.25%	0.50%
Greater than or equal to 2.50 to 1.00 and less than 3.00 to 1.00	2.50%	3.50%	0.50%
Greater than or equal to 3.00 to 1.00	2.75%	3.75%	0.50%

“Application”: an application, in such form as an Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greater of (a) the Reference Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Base Rate with respect to Interest Periods of one month plus 1.00%. For purposes hereof: “Reference Rate” shall mean the rate of interest per annum most recently announced from time to time by Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate” (the Reference Rate not intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association in connection with extensions of credit to debtors; such rate is one of Wells Fargo Bank, National Association’s base rates and serves as the basis upon which effective rates of interest are calculated for loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank, National Association may designate). Any change in the Base Rate due to a change in the Reference Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Reference Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Revolving Loans the rate of interest applicable to which is based upon the Base Rate.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble to this Agreement.

“Borrower Materials”: as defined in Section 6.2.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Revolving Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas or New York, New York are authorized or required by law to close provided that, with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, including, without limitation, any preferred stock.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. “Cash Collateral” means the cash or deposit account balances subject to such pledge and deposit. References to the amount Cash Collateralized shall be the lesser of the amount of the Cash Collateral and the amount of L/C Obligations secured thereby.

“Cash Equivalents”: the following kinds of instruments if, in the case of instruments referred to in clauses (i)-(iv) below, on the date of purchase or other acquisition of any such instrument by any Group Member, the remaining term to maturity is not more than one year; (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest thereon by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers’ acceptances and certificates of deposit) issued by a depositary institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depositary institution or trust company operating outside the United States, provided, that such depositary institution or trust company has, at the time of such Group Member’s investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $500,000,000; (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Group Member’s investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by S&P and P-1 (or higher) by Moody’s; and (v) money market mutual or similar funds having assets in excess of $500,000,000.

“CEMI”: Chesapeake Energy Marketing, Inc., an Oklahoma corporation.

“Chesapeake Energy”: Chesapeake Energy Corporation, an Oklahoma corporation.

“Chesapeake Energy Designees”: those voting members of the board of directors of the General Partner who are designated or appointed solely by Chesapeake Energy or its wholly owned Subsidiaries, excluding any directors or managers who may be designed or appointed by Chesapeake Energy or its wholly owned Subsidiaries but are designated or appointed (i) to satisfy or comply with any requirement of law, contract or securities exchange rules relating to independent directors or (ii) pursuant to any contractual obligations or otherwise to represent the interests of any Person other than Chesapeake Energy or its wholly owned Subsidiaries.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“CMD”: Chesapeake Midstream Development, L.P., a Delaware limited partnership, formerly known as Chesapeake Midstream Partners, L.P.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depletion, depreciation and amortization expense, (d) any loss on Dispositions of assets or extraordinary charges or losses determined in accordance with GAAP, and (e) any other non-cash charges, non-cash expenses or non-cash losses of any Group Member for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or reserve for cash charges for any future period) including non-cash losses or charges resulting from the requirements of SFAS 133 or 143; provided that cash payments made during such period or in any future period in respect of such non-cash charges, expenses or losses (other than any such excluded charge, expense or loss as described above) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA for the period in which such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any gains on Dispositions of assets or extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income or gain (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (e) above) including any non-cash income or gains resulting from the requirements of SFAS 133 or 143, all as determined on a consolidated basis in accordance with GAAP. For all purposes other than for purposes of Section 7.1(b) if, since the beginning of the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, any Group Member shall have made any Investment in any Person that is not a Group Member, shall have made any acquisition or Disposition of assets other than from or to another Group Member, shall have consolidated or merged with or into any Person (other than another Group Member), shall have disposed of the equity interests of a Group Member other than from or to another Group Member or shall have made any acquisition of a Person that becomes a Group Member, Consolidated EBITDA shall be calculated giving pro forma effect thereto as if the Investment, acquisition, Disposition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined (i) in good faith by the chief financial officer, principal accounting officer or treasurer of the Borrower and acceptable to the Administrative Agent, and (ii) without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the computation of Consolidated EBITDA.

“Consolidated Indebtedness”: the indebtedness of the Group Members (without duplication) of the type described in clauses (a), (b), (c), (d), (e), (g) and (h) of the definition of Indebtedness as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: for any period, the sum of (a) all interest, commitment fees and loan fees in respect of Indebtedness (including that attributable to Capital Lease Obligations) of any Group Member deducted in determining Consolidated Net Income for such period, together with all interest, commitment fees and loan fees capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period but excluding amortization of interest, commitment fees and loan fees capitalized or deferred during an earlier period plus (b) all fees, expenses and charges in respect of letters of credit issued for the account of any Group Member deducted in determining Consolidated Net Income for such period, together with all such fees, expenses and charges in respect of letters of credit capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period and not included in clause (a) above, all as determined on a consolidated basis in accordance with GAAP. Revenues and expenses derived from Hedge Agreements related to interest rates or dividend rates will be treated as adjustments to interest expense for purposes of this definition.

“Consolidated Leverage Ratio”: for any day, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for the four consecutive fiscal quarters of the Borrower then most recently ended prior to such date for which financial statements contemplated by Section 6.1(a) or (b) are available to the Borrower, provided that, any such Consolidated EBITDA prior to the date that such financial statements for the fiscal quarter ending June 30, 2010 are available to the Borrower shall be determined by annualizing the Consolidated EBITDA for the period from July 1, 2009 through the end of the fiscal quarter most recently ended for which such financial statements are available to the Borrower.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Group Members, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person accrued prior to the date it becomes a Group Member or is merged into or consolidated with the Borrower or any Group Member for purposes of Section 7.1(b) as provided in the definition of Consolidated EBITDA, (b) the income (or loss) of any Person (other than a Group Member) in which any Group Member has an ownership interest, (c) any income represented by any dividends, distributions or proceeds of redemptions of Capital Stock in respect of any Person (other than a Group Member) in which a Group Member has an ownership interest, and (d) the undistributed earnings of any Group Member to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Group Member.

“Consolidated Net Worth”: as of the date of determination, for all Group Members on a consolidated basis on a date no earlier than the date of Borrower’s last annual or quarterly financial statements (without duplication) the stockholder’s equity of the Group Members determined in accordance with GAAP; excluding, however, the stockholder’s equity of any Group Member attributable to such Group Member’s ownership of equity interest in any Person that is not a Group Member.

“Consolidated Tangible Net Worth”: as of the date of determination, for all Group Members on a consolidated basis on a date no earlier than the date of Borrower’s last annual or quarterly financial statements, (a) Consolidated Net Worth minus (b) the consolidated Intangible Assets of the Group Members as of the date of determination. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining Consolidated Net Worth) of all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization expenses and other similar intangible items.

“Continuing Directors”: the directors of Chesapeake Energy on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of Chesapeake Energy is recommended by at least 66- 2/3% of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controls” and “Controlled” have meanings correlative thereto.

“Debtor Relief Law”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to fund any portion of the Revolving Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or receivership proceeding; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Designated Holder”: means each of Chesapeake Energy or any wholly owned Subsidiary of Chesapeake Energy.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Eligible Assignee”: (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Lenders, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 9:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 9:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Revolving Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined by the Administrative Agent for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans for the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: as defined in Section 8(k).

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time except for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gathering Agreement”: the Gathering Agreement as defined in and in the form attached to the Transaction Agreement.

“Gathering Documents”: the Gathering Agreement and the Compression Agreement, each as defined in and in the form attached to the Transaction Agreement.

“Gathering System Assets”: the natural gas gathering systems described in Schedule 1.1B hereto, together with all processing plants and facilities constituting a part thereof or necessary for the operation thereof, and all easements, rights of way, privileges, franchises, tracts of land, surface leases, other interests in land, pipelines, equipment, permits, contract rights and personal property constituting a part thereof or necessary for the ownership and operation thereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower, the Subsidiary Guarantors and the Immaterial Subsidiaries.

“Guarantee Agreement”: the Guarantee Agreement to be executed and delivered by each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, contingent or otherwise, of the guaranteeing person guaranteeing or having the economic effect of guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the obligee of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreement”: any (a) agreement (including each confirmation entered into under a master agreement) providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities (other than the Borrower’s own equity interests), currencies, bonds, or indexes based on any of the foregoing, (b) option, futures or forward contract traded on an exchange, and (c) other derivative agreement or other similar agreement or arrangement.

“Immaterial Subsidiary”: any Subsidiary of the Borrower that does not have direct Indebtedness and does not guarantee any other Indebtedness of the Borrower or another Subsidiary in excess of $5,000,000, and, as of any applicable date of determination, has (a) assets of less than $5,000,000 and (b) annual revenues of less than $5,000,000.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business and other obligations to the extent such obligations may be satisfied at such Person’s sole discretion by the issuance of Capital Stock of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (f) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (i) for the purposes of Sections 7.2, 7.3 and 8(e) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in Section 10.5(b).

“Information”: as defined in Section 10.15.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Eurodollar Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 11:00 A.M., Dallas, Texas time, three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Revolving Termination Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”: any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or the purchase of any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or any other investment in, any Person.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents”: with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by an Issuing Lender and the Borrower (or any other Group Member) or in favor of such Issuing Lender and relating to any such Letter of Credit.

“Issuing Lender”: Wells Fargo Bank, National Association, in its capacity as issuer of a Letter of Credit. The Administrative Agent may, with the consent of the Borrower and the relevant Lender, appoint any Lender hereunder as an Issuing Lender. If no Letters of Credit that have been previously issued by an Issuing Lender are outstanding, the Borrower may, with the consent of Administrative Agent and such Issuing Lender, remove such Lender as an Issuing Lender.

“L/C Advance”: with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage.

“L/C Application”: an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Lender.

“L/C Borrowing”: an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan.

“L/C Credit Extension”: with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date”: the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit”: an amount equal to the lesser of (a) $50,000,000 and (b) the Total Revolving Commitments. The L/C Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Hedge Agreement”: a Hedge Agreement between the Borrower or a Subsidiary Guarantor and a Lender or an affiliate of a Lender (including each confirmation or modification in respect of such Hedge Agreement).

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: any letter of credit issued hereunder including amendments thereto.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Guarantee Agreement and the Notes.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Majority Lenders”: at any time, the holders of greater than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that the Revolving Commitments and Revolving Extensions of Credit of any Lender that is a Defaulting Lender at such time of determination shall not be used to determine the Majority Lenders.

“Material Adverse Effect”: (i) a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Issuing Lenders or the Lenders hereunder or thereunder or (ii) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents.

“Material Agreements”: the Gathering Documents and each of the following agreements, as defined in and in the form of such agreements attached to the Transaction Agreement: the LLC Agreement, the Employee Secondment Agreement, the Services Agreement and the Inventory Purchase Letter.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties”: all assets of a Loan Party on which the Administrative Agent, for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages, but excluding properties as to which releases have been executed pursuant to Section 10.14.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Non-Excluded Taxes”: as defined in Section 3.10(a).

“Non-U.S. Lender”: as defined in Section 3.10(d).

“Notes”: the collective reference to any promissory note evidencing Revolving Loans.

“Obligations”: the unpaid principal of and interest on (including interest and fees accruing after the maturity of the Revolving Loans and L/C Obligations and interest and fees accruing after the commencement of any proceeding under any Debtor Relief Law, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Loans, L/C Obligations, Pari Passu Hedging Obligations and all other obligations and liabilities of the Borrower and the other Loan Parties to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower and the other Loan Parties pursuant hereto) or otherwise. It is expressly agreed that Pari Passu Hedging Obligations shall not be treated as Obligations for purposes of the provisions for acceleration in Article 8 and for adjustments and set-off in Section 10.7.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Pari Passu Hedging Obligations”: obligations arising from time to time under any Lender Hedge Agreement; provided that if the counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Pari Passu Hedging Obligations shall only include such obligations to the extent arising from transactions entered into while such counterparty was a Lender or an Affiliate of a Lender.

“Participant”: as defined in Section 10.6(d).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2.

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Reference Rate”: as defined in the definition of “Base Rate.”

“Register”: as defined in Section 10.6(c).

“Registered Public Accounting Firm”: will have the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans, Swing Line Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Revolving Commitments as of the Closing Date is $500,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding plus (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of all Swing Line Loans then outstanding.

“Revolving Loans”: as defined in Section 2.1(a).

“Revolving Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding).

“Revolving Termination Date”: the third anniversary of the Closing Date.

“S&P”: Standard & Poor’s Ratings Services and any successor thereto.

“Sarbanes-Oxley”: the Sarbanes-Oxley Act of 2002.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities Laws”: the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Secured Party”: collectively, the Administrative Agent, the L/C Issuers, the Swing Line Lender, the Lenders, any Lender or Affiliate of a Lender party to a Lender Hedge Agreement, and each sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5.

“Security Documents”: the collective reference to the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SFAS”: Statement of Financial Accounting Standard No. 133 or No. 143, as applicable, as promulgated by the Financial Accounting Standards Board.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “Change of Control” (or any other defined term having a similar purpose) as defined in any instrument governing any Indebtedness of Chesapeake Energy, including, without limitation, the indentures, if any, governing the Indebtedness of Chesapeake Energy outstanding on the date hereof.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than Immaterial Subsidiaries.

“Swing Line Borrowing”: a borrowing of a Swing Line Loan pursuant to Section 2.15.

“Swing Line Lender”: Wells Fargo Bank, National Association, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan”: as defined in Section 2.15(a).

“Swing Line Sublimit”: an amount equal to the lesser of (a) $25,000,000 and (b) the Total Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Commitments.

“Synthetic Purchase Agreement”: any agreement pursuant to which any Group Member is or may become obligated to make (a) any payment in connection with the purchase by any third party from a Person other than a Group Member of any Capital Stock of any Group Member or (b) any payment (except as otherwise expressly permitted by Section 7.6) the amount of which is determined by reference to the price or value at any time of any such Capital Stock or Indebtedness; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Group Member (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transaction”: the transactions contemplated by the Transaction Documents.

“Transaction Agreement”: the Purchase Agreement by and among Chesapeake Midstream Holdings, L.L.C., a Delaware limited liability company, CDM, Chesapeake Energy, GIP-A Holding (CHK), L.P., a Delaware limited partnership, GIP-B Holding (CHK), L.P., a Delaware limited partnership and GIP-C Holding (CHK), L.P., a Delaware limited partnership, in the form executed on or prior to the date of this Agreement, with such changes as have been approved by the Administrative Agent.

“Transaction Documents”: collectively, the Transaction Agreement and each of the documents required to be delivered pursuant thereto.

“Transferee”: any Participant.

“Type”: as to any Revolving Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“United States”: the United States of America.

“Unreimbursed Amount”: as defined in Section 2.7(a).

“Unused Commitments”: at any time, the excess of (i) the Total Revolving Commitments at such time over (ii) the Total Revolving Extensions of Credit at such time.

Section 1.2. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), and (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) All references herein to consolidated financial statements of the Borrower and the other Group Members or to the determination of any amount for the Borrower and the other Group Members on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary Guarantor as defined herein.

Section 1.3. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; and, provided further that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic decreases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such decreases, as of the date of determination.

ARTICLE 2. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

Section 2.1. Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period; provided, that, after giving effect thereto, (i) the Total Revolving Extensions of Credit then outstanding shall not exceed the Revolving Commitments, and (ii) the Aggregate Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Revolving Loans, in whole or in part, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

(b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

Section 2.2. Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., Dallas, Texas time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the day of the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (i) in the case of Eurodollar Loans $3,000,000 or whole multiples of $1,000,000 in excess thereof or (ii) in the case of Base Rate Loans $500,000 or $100,000 in excess thereof (or, if the Unused Commitments of the Lenders is less than $500,000, such lesser amount). Upon receipt of any such notice from the Borrower, the

Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., Dallas, Texas time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Section 2.3. Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed on a daily basis at Commitment Fee Rate then in effect (as specified in the definition of the Applicable Margin) on the daily amount of such Lender’s Revolving Percentage of the sum of (i) the Unused Commitments and (ii) the outstanding Swing Line Loans during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Termination Date, commencing on December 31, 2009.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

Section 2.4. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $10,000,000, or whole multiples of $2,500,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

Section 2.5. The Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, (A) each Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.5, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary Guarantor, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary Guarantor and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Extensions of Credit then outstanding shall not exceed the Revolving Commitments, (y) the Aggregate Exposure of any Lender shall not exceed such Lender’s

Revolving Commitment, and (z) the aggregate amount of L/C Obligations shall not exceed the L/C Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period from the Closing Date through the L/C Expiration Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) No Issuing Lender shall issue any Letter of Credit, if:

(i) the expiry date of such requested Letter of Credit would occur more than thirteen months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or

(ii) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date;

except Letters of Credit that are automatically renewed annually and that either terminate in accordance with their terms on or prior to the L/C Expiration Date or may be terminated by notice not more than ninety days prior to such Letter of Credit’s annual renewal date, provided that such Letters of Credit are so terminated prior to the L/C Expiration Date.

(c) No Issuing Lender shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender;

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(iv) such Letter of Credit is to be denominated in a currency other than Dollars; or

(v) a default of any Lender’s obligations to fund under Section 2.7(b) exists or any Lender is at such time a Defaulting Lender hereunder, unless such Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender.

(d) No Issuing Lender shall amend any Letter of Credit if such Issuing Lender would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e) No Issuing Lender shall be under any obligation to amend any Letter of Credit if (A) such Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such Issuing Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Lender.

Section 2.6. Procedures for Issuance and Amendment of Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an Issuing Lender (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by such Issuing Lender and the Administrative Agent not later than 11:00 A.M. at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to such Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Lender may require. Additionally, the Borrower shall furnish to such Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as such Issuing Lender or the Administrative Agent may require.

(b) Promptly after receipt of any L/C Application, such Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Borrower and, if not, such Issuing Lender will provide the Administrative Agent with a copy thereof. Administrative Agent will promptly notify each Lender of the receipt of such L/C Application. Unless such Issuing Lender has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 5 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or a Subsidiary Guarantor, as applicable) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Aggregate Exposure Percentage times the amount of such Letter of Credit.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, such Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) In the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

Section 2.7. Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 A.M. on the date of any payment by such Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of Base Rate Revolving Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 5.2. Any notice given by such Issuing Lender or the Administrative Agent pursuant to this Section 2.7(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender shall upon any notice pursuant to Section 2.7(a) make funds available to the Administrative Agent for the account of such Issuing Lender at the Administrative Agent’s office in an amount equal to its Revolving Percentage of the Unreimbursed Amount not later than 2:00 P.M., Dallas, Texas time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.7(c), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such Issuing Lender.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from such Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate determined in accordance with Section 3.5(c). In such event, each Lender’s payment to the Administrative Agent for the account of such Issuing Lender pursuant to Section 2.7(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.7.

(d) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.7 to reimburse such Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Percentage of such amount shall be solely for the account of such Issuing Lender.

(e) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse such Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.7, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.7 is subject to the conditions set forth in Section 5.2. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse such Issuing Lender for the amount of any payment made by such Issuing Lender under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of such Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.7 by the time specified in Section 2.7(b), such Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Lender in accordance with banking industry rules on interbank compensation. A certificate of such Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.7(f) shall be conclusive absent manifest error.

(g) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower or any other Group Member, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower or any other Group Member inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Borrower and the other Group Members.

Section 2.8. Repayment of Participations.

(a) At any time after such Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.7, if the Administrative Agent receives for the account of such Issuing Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of such Issuing Lender pursuant to Section 2.7(a) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by such Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of such Issuing Lender its Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 2.9. Obligations Absolute. The obligation of the Borrower to reimburse such Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by such Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify such Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Lender and its correspondents unless such notice is given as aforesaid.

Section 2.10. Role of each Issuing Lender. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, such Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of such Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Lender shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of such Issuing Lender, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of such Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.9; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such Issuing Lender, and such Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Lender’s willful misconduct or gross negligence or such Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.

Section 2.11. Cash Collateral. Upon the request of an Issuing Lender, (i) if such Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Obligations.

Section 2.12. Applicability of ISP and UCP. Unless otherwise expressly agreed by such Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

Section 2.13. Letter of Credit Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Margin then in effect with respect to Eurodollar Loans per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Margin then in effect with respect to Eurodollar Loans per annum times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the L/C Fee Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Margin in effect with respect to Eurodollar Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin in effect with respect to Eurodollar Loans separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the rate determined in accordance with Section 3.5(c).

(b) The Borrower shall pay directly to such Issuing Lender for its own account a fronting fee equal to the greater of (X) $500 or (Y)(i) with respect to each commercial Letter of Credit, 0.125% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, a rate separately agreed between the Borrower and such Issuing Lender, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the L/C Fee Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3. In addition, the Borrower shall pay directly to such Issuing Lender for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 2.14. [Reserved].

Section 2.15. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.15, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate amount that will not cause, after giving effect to such Swing Line Loan, the outstanding amount of the Swing Line Loans to exceed the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Total Revolving Extensions of Credit of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the Total Revolving Extensions of Credit shall not exceed the Total Revolving Commitments, and (B) the Revolving Extensions of Credit of any Lender other than the Swing Line Lender shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.15, prepay under Section 2.15(h), and reborrow under this Section 2.15. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Percentage of the Total Revolving Commitments times the amount of such Swing Line Loan.

(b) Borrowing Procedures. The provisions of Section 2.2 shall not apply to Borrowings of Swing Line Loans. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and Administrative Agent not later than 11:00 A.M., Dallas, Texas time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $3,000,000 or whole multiples of $1,000,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and Administrative Agent of a written Swing Line loan notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line loan notice, the Swing Line Lender will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has also received such Swing Line loan notice and, if not, the Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from Administrative Agent (including at the request of any Lender) prior to 1:00 P.M., Dallas, Texas time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.15(a), or (B) that one or more of the applicable conditions specified in Article 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 1:00 P.M., Dallas, Texas time, on the borrowing date specified in such Swing Line loan notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan at the Base Rate in an amount equal to such Lender’s Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a loan notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Commitments and the conditions set forth in Section 5.2. The Swing Line Lender shall furnish the Borrower with a copy of the applicable loan notice promptly after delivering such notice to Administrative Agent. Each Lender shall make an amount equal to its Revolving Percentage of the amount specified in such loan notice available to Administrative Agent in immediately available funds for the account of the Swing Line Lender at Administrative Agent’s Office not later than 2:00 P.M., Dallas, Texas time, on the day specified in such loan notice, whereupon, subject to Section 2.15(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan at the Base Rate to the Borrower in such amount. Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan in accordance with Section 2.15(c)(i), the request for Revolving Loans at the Base Rate submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.15(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.15(c) by the time specified in Section 2.15(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Swing Line Loan or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.15(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.15(c) is subject to the conditions set forth in Section 5.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.15 to refinance such Lender’s Revolving Percentage of any Swing Line Loan, interest in respect of such Lender’s Revolving Percentage share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Swing Line Loan Interest. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof on each day at a per annum rate equal to the rate for overnight (next business day) Dollar deposits in the interbank eurodollar market as determined by Swing Line Lender plus the Applicable Margin with respect to Eurodollar Loans; provided, however, that if the Swing Line Lender determines that it is not able to determine such rate for any day or to maintain Swing Line Loans at such rate for any day, each Swing Line Loan shall bear interest on the outstanding principal amount thereof on such day at a per annum rate equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans.

(h) Voluntary Pre-Payments. The Borrower may, upon notice to the Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and Administrative Agent not later than 1:00 P.M., Dallas, Texas time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(i) Repayment of Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earliest to occur of (i) the date fifteen days after such Loan is made (or the next succeeding Business Day), (ii) the last Business Day of each calendar month and (iii) the Revolving Termination Date.

(j) Evidence of Swing Line Loan Debt. In addition to the accounts and records referred to in Section 3.14, each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of Swing Line Loans. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

ARTICLE 3. GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS AND LETTERS OF CREDIT

Section 3.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $3,000,000 or whole multiples of $1,000,000 in excess thereof.

Section 3.2. Mandatory Prepayments. Any Net Cash Proceeds in respect of assets Disposed of pursuant to Section 7.5(c) that have not been applied to the purchase or development of capital assets used in any line of business permitted by Section 7.15 within 180 days after the date of receipt of such Net Cash Proceeds and in the aggregate for all such Net Cash Proceeds not so applied, exceed 5% of the sum of (i) the consolidated assets of the Borrower and its Subsidiaries immediately prior to any Disposition plus (ii) the book value of any assets that have previously been Disposed of pursuant to Section 7.5(c) shall be immediately applied as a mandatory prepayment on the Revolving Loans, and the Total Revolving Commitments shall automatically be reduced by the amount of such prepayment, with all such prepayments being applied first to Base Rate Loans and second to Eurodollar Loans.

Section 3.3. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election by 11:00 A.M., Dallas, Texas time, three Business Days preceding the day on which such conversion is to occur; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving prior irrevocable notice to the Administrative Agent by 11:00 A.M., Dallas, Texas time, three Business Days prior to such conversion (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Eurodollar Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined in its or their sole discretion not to permit such continuations; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.

Section 3.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or whole multiples of $1,000,000 in excess thereof and (b) no more than five Eurodollar Tranches shall be outstanding at any one time.

Section 3.5. Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Revolving Loan or L/C Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Revolving Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of L/C Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Revolving Loan or L/C Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

Section 3.6. Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Reference Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Revolving Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.6(a).

Section 3.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Revolving Loans during such Interest Period, the Administrative Agent shall give telefacsimile, email or telephonic notice thereof to each of the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Revolving Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Revolving Loans to Eurodollar Loans.

Section 3.8. Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Revolving Percentages of the Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) Notwithstanding part (b) of this Section 3.8, all payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., Dallas, Texas time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) Notwithstanding anything in this Section 3.8 or in any of the Loan Documents to the contrary, in the event that the Revolving Loans shall have become due and payable, and the Revolving Commitments shall have been terminated, pursuant to Section 8, any amounts received by the Administrative Agent from the Loan Parties or their Subsidiaries or from the Collateral in respect of the Borrower’s Obligations shall be applied in the following order of priority:

(i) First, to reimburse the Administrative Agent for its fees, costs and expenses pursuant to the Loan Documents;

(ii) Second, to pay unpaid interest accrued on the Revolving Loans;

(iii) Third, (A) to pay all other outstanding Obligations (other than contingent indemnity obligations) under, out of, or in connection with any of the Loan Documents or Letters of Credit, including the outstanding principal of the Revolving Loans and, after the payment of the outstanding principal of the Revolving Loans, to Cash Collateralize outstanding L/C Obligations and (B) to pay Pari Passu Hedging Obligations (applied ratably to each Lender based upon (x) such Lender’s total outstanding Obligations under clause (A), and (y) such Lender’s or such Lender’s Affiliate’s Pari Passu Hedging Obligations under clause (B));

(iv) Fourth, once all of the Obligations and Pari Passu Hedging Obligations (in each case, other than contingent indemnity obligations) have been indefeasibly paid in full and all Letters of Credit have been terminated or Cash Collateralized, to the Borrower.

Administrative Agent shall have no responsibility to determine the existence or amount of Pari Passu Hedging Obligations and may reserve from the application of amounts under this Section 3.8(f) amounts distributable in respect of Pari Passu Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Pari Passu Hedging Obligations.

Section 3.9. Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Revolving Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand and delivery of the notice referred to in the immediately succeeding sentence, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable which such Lender reasonably deems to be material. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, the Borrower shall not be required to pay to any Lender amounts owing under this Section 3.9 for any period that is more than nine months prior to the date on which the request for payment therefor is delivered to the Borrower; provided that, if the event or occurrence giving rise to such obligation is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Each Lender agrees to use reasonable efforts to minimize any amount that may otherwise be payable pursuant to this Section 3.9 if it can do without incurring additional cost or expense, or legal or regulatory disadvantage, reasonably deemed by such Lender to be material.

(e) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 3.10. Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for their own account or for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-89ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law (such as Form W-8BEN) as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 3.11. Indemnity. The Borrower agrees to indemnify each Lender and the Administrative Agent and to hold each Lender and the Administrative Agent harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 3.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

Section 3.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 3.9 or 3.10(a) or (b) is a Defaulting Lender or otherwise defaults in its obligation to make Revolving Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 3.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 3.9 or 3.10(a), (iv) the replacement financial institution shall purchase, at par, all Revolving Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 3.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Loan made hereunder and any Note evidencing such Revolving Loan, the Type of such Revolving Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Revolving Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Revolving Loan of such Lender, substantially in the form of Exhibit G, with appropriate insertions as to date and principal amount.

Section 3.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Revolving Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

Section 3.16. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation; provided that such Lender acquiring a participation shall give the applicable Loan Party prompt notice of such setoff or counterclaim.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Revolving Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 4.1. Financial Condition.

(a) The audited pro forma consolidated balance sheet of the Borrower as at December 31, 2008 and the related consolidated statements of operations and of cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers, present fairly the consolidated financial condition of the Borrower as at such date on a pro forma basis as set forth therein, and its consolidated results of operations and consolidated cash flows for the fiscal year then ended on a pro forma basis as set forth therein. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by the aforementioned firm of accountants and disclosed therein) on a pro forma basis as set forth therein.

(b) The unaudited pro forma consolidated balance sheets of the Borrower as of June 30, 2009 and the related pro forma consolidated statements of operations and of cash flows for the period ended on such date, certified by a Responsible Officer of the Borrower, present fairly the consolidated financial condition of the Borrower as of such date on a pro forma basis as set forth therein, and its consolidated results of operations and consolidated cash flows for the period then ended on a pro forma basis as set forth therein. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved on a pro forma basis as set forth therein (subject to the absence of notes and to year end audit adjustments).

(c) The information contained in the table entitled “Summary of Historical Financial Performance – Contribution Asset” contained in the August 2009 Confidential Information Memorandum for the Borrower presents fairly the net revenues, total costs of sale, gross margins, selling, general and administrative expenses, Consolidated EBITDA and capital expenditures for the periods reflected, in each case on a consolidated basis for the Borrower and its consolidated Subsidiaries giving effect to the Transaction on a pro forma basis.

(d) Except as set forth on Schedule 4.1, no Group Member has any material Guarantee Obligations, contingent liabilities or liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the pro forma balance sheet referred to in Section 4.1(c). Unless otherwise disclosed in writing to the Lenders prior to the date hereof, during the period from June 30, 2009, to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property from that reflected in the pro forma balance sheet as at such date referred to in Section 4.1(b).

Section 4.2. No Change. Since June 30, 2009 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect except as set forth at Schedule 4.2.

Section 4.3. Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify thereunder could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4. Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated hereby and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Group Member could reasonably be expected to have a Material Adverse Effect.

Section 4.6. Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower,

threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, except as set forth on Schedule 4.6, could reasonably be expected to have a Material Adverse Effect.

Section 4.7. No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.8. Ownership of Property; Liens. Each Group Member has good and defensible title to all of its material properties and assets, free and clear of all Liens other than Liens permitted under Section 7.3 and of all impediments to the use of such properties and assets in such Group Member’s business other than those impediments that could not reasonably be expected to have a Material Adverse Effect.

Section 4.9. Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

Section 4.10. Taxes. Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the applicable Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge other than Liens permitted pursuant to Section 7.3(a).

Section 4.11. Federal Regulations. No part of the proceeds of any Revolving Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

Section 4.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

Section 4.13. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

Section 4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 4.15. Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15(a) sets forth the name and jurisdiction of incorporation, organization or formation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) except as set forth in the Transactions Documents or on Schedule 4.15(b), there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary.

Section 4.16. Use of Proceeds. The proceeds of the Revolving Loans shall be used (a) on the Closing Date to pay a portion of the fees and expenses incurred in connection with this Agreement and the Transactions and (b) for (i) working capital including the issuance of Letters of Credit, (ii) funding acquisitions otherwise permitted by this Agreement, (iii) capital expenditures, and (iv) funding accounting and other adjustments relating to the Transaction Documents including adjustments relating to the effective time of the Transaction, and (v) general business purposes of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document. The Letters of Credit shall be used for the general business purposes of the Borrower and its Subsidiaries.

Section 4.17. Environmental Matters.

(a) The facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or have given rise to material liability under, any Environmental Law.

(b) No Group Member has received or is aware of any material notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(d) Except as set forth on Schedule 4.17(d), no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to material liability under Environmental Laws.

(f) Except as set forth on Schedule 4.17(f), the Properties and all operations at the Properties are in compliance, and, to the knowledge of the Borrower, have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

(g) No Group Member has assumed any liability of any other Person under Environmental Laws, other than as a result of a merger or consolidation of such Person into a Group Member or in connection with an asset acquisition, and then only with respect to the acquired assets, in each case where the transaction did not result in the assumption of any known material liabilities.

Section 4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any

of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 4.19. Security Documents. Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than those statutory Liens of other Persons that are (i) permitted pursuant to Section 7.3 and (ii) are given statutory priority to prior perfected consensual Liens under applicable Law).

Section 4.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, and will continue to be, Solvent.

Section 4.21. Subsidiary Guarantors. Each Subsidiary (other than any Immaterial Subsidiary) is a Subsidiary Guarantor.

Section 4.22. Maintenance of Property; Insurance. Each Group Member is maintaining and operating its properties, and is maintaining insurance on its property and operations, in each case in compliance with the requirements of Section 6.5.

ARTICLE 5. CONDITIONS PRECEDENT

Section 5.1. Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the “Closing Date”).

(a) Credit Agreement; Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, and (ii) the Guarantee Agreement, executed and delivered by each Subsidiary Guarantor.

(b) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in the central filing office (and, to the extent requested by the Administrative Agent not more than 12 days prior to Closing Date hereof, the local filing offices) of each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Revolving Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(d) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(e) Certificates. The Administrative Agent shall have received (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party and (ii) such documents and certifications as the Administrative Agent may require to evidence that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Commercial Law Group, P.C., counsel to the Group Members, substantially in the form of Exhibit E;

(ii) the legal opinion of Vinson & Elkins LLP, counsel to the Group Members, regarding such matters as may be required by the Administrative Agent; and

(iii) the legal opinion of Thompson & Knight LLP, counsel to the Administrative Agent, regarding such matters as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(h) Mortgages, etc.

(i) The Administrative Agent shall have received a Mortgage (together with any other documents requested to be delivered thereunder) to be filed in each county in which the Mortgaged Properties are located, executed and delivered by a duly authorized officer of each party thereto representing not less than 80% of the Gathering System Assets (as reasonably determined by the Administrative Agent based upon cash flow attributable to the Gathering System Assets). Upon receipt of the Mortgages, the Administrative Agent will be responsible for, and arrange for, the recording thereof.

(ii) The Administrative Agent shall have received (A) if requested by the Administrative Agent, copies of all material contracts relating to the Mortgaged Properties and (B) evidence of satisfactory title to the Mortgaged Properties representing not less than 80% of the Gathering System Assets (as reasonably determined by the Administrative Agent based upon cash flow attributable to the Gathering System Assets) including evidence that not less than 80% of the easements, rights of way and other property constituting a part of the Gathering System Assets, are properly held of record by an applicable Group Member.

(i) Security Agreement. The Administrative Agent shall have received a Security Agreement in form satisfactory to the Administrative Agent encumbering all personal property of the Group Members, including all Capital Stock held by a Group Member. The Administrative Agent shall have received a Pledge Agreement in form satisfactory to the Administrative Agent encumbering all Capital Stock issued by the Borrower.

(j) Solvency Certificate. Each of the Lenders shall have received and shall be satisfied with a solvency certificate of a Responsible Officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries, taken as a whole, after giving effect to the transactions contemplated hereby.

(k) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of this Agreement.

(l) Consents. (i) Each Group Member shall have received all governmental, member and third party consents and approvals necessary for the consummation the Transaction or the transactions contemplated by this Agreement, which consents and approvals are in full force and effect, (ii) no order, decree, judgment, ruling or injunction exists which restrains the consummation of the Transaction or the transactions contemplated by this Agreement, and (iii) there is no pending, or to the knowledge of the Borrower, threatened, action, suit, investigation or proceeding that could reasonably be expected to impose materially adverse conditions, or which could reasonably be expected to have a material adverse effect upon the ability of any Group Member to consummate the Transaction or the transactions contemplated by this Agreement.

(m) Transaction and Material Agreements. The Transaction shall have been consummated, all of the Material Agreements shall be satisfactory to the Administrative Agent, and all Material Agreements shall have been entered into by each of the parties thereto, in each case prior to or contemporaneously with the initial Revolving Loans; and true, complete and correct copies of the fully executed counterparts of each of the Transaction Documents and Material Agreements shall have been provided to the Administrative Agent. The Administrative Agent shall have received releases of the guaranties given by the Group Members and releases of the Liens on the assets of the Group Members benefiting or securing Indebtedness of CMD or its Subsidiaries.

(n) Financial Statements. The Administrative Agent shall have received (i) the audited pro forma consolidated balance sheets pro forma of the Borrower as at December 31, 2008 and the related pro forma consolidated statements of operations and of cash flows for the fiscal year ended on such date, (ii) the unaudited pro forma consolidated balance sheets of the Borrower as at June 30, 2009 and the related pro forma consolidated statements of operations and of cash flows for the portion of the fiscal year ended on such date, in each case form and scope acceptable to the Administrative Agent reflecting the consolidated financial condition and results of operations of the Borrower and its Subsidiaries giving effect to the Transaction on a pro forma basis.

(o) Engineering Reports. The Administrative Agent shall have received (i) the engineering and economic analysis of the oil and gas properties of Chesapeake Energy related to the pipeline assets of the Borrower and its Subsidiaries prepared by in-house engineers and (ii) a supplement and update by Barnes and Click to its April 17, 2008 report entitled “Due Diligence Review of Chesapeake Midstream Assets”.

(p) Compliance with Chesapeake Energy Agreements. The Administrative Agent shall have received evidence satisfactory to it that none of the Material Agreements nor any of the transactions contemplated thereby will conflict with, or will result in a default under, any indenture or credit agreement to which Chesapeake Energy or any of its subsidiaries is a party.

(q) Financial Condition. On the Closing Date, after giving effect to the Transaction, (i) the Buyers (as defined in the Transaction Agreement) shall have, directly or indirectly, acquired 50% of the Capital Stock of the Borrower for cash consideration of not less than $460,000,000 and (ii) the Borrower shall have a Consolidated Net Worth of not less than $1,175,000,000, and the Administrative Agent shall have received a certificate reflecting satisfaction with such conditions.

(r) Closing Date. The Closing Date shall have occurred on or before October 6, 2009.

Section 5.2. Conditions to Each Extension of Credit. The agreement of each Lender, the Swing Line Lender and each Issuing Lender if applicable to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct, in the case of the initial extension of credit, and shall be true and correct in all material respects, in the case of each other extension of credit, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, the Borrower shall and shall cause each Group Member to:

Section 6.1. Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower beginning with the fiscal year ended December 31, 2009, a copy of the audited consolidated (and unaudited consolidating) balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated (and unaudited consolidating) statements of income, operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous year (or the pro forma figures in the case of the fiscal year ended December 31, 2009), such consolidated statements reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a Registered Public Accounting Firm selected by the Borrower and acceptable to the Administrative Agent and such consolidating statements certified by a Responsible Officer as being fairly stated in all material respects; and

(b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries and the related unaudited consolidated, consolidating statements of income, operations and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year (or the pro forma figures in the case of the fiscal quarters ended prior to December 31, 2010), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and, to the extent Securities Laws are applicable, such Securities Laws.

Section 6.2. Certificates; Other Information. Furnish to the Administrative Agent who will forward to each Lender (or, in the case of clause (e), to the relevant Lender):

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer of the Borrower stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) in the case of quarterly or annual financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement (including, without limitation, Section 7.1,) referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and for determining the Applicable Margins and (iii) a schedule in reasonable detail of positions under Hedging Agreements, if any;

(c) concurrently with the delivery of any financial statements pursuant to Section 6.1(a), a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries which are Group Members as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of the Borrower, a detailed report of throughput volumes and other operational results for the last fiscal quarter of the Borrower and its Subsidiaries in form and substance acceptable to the Administrative Agent; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders, the Swing Line Lender and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that if the Borrower becomes the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Swing Line Lender, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

Section 6.4. Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its existence (other than in the case of Immaterial Subsidiaries) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.5. Maintenance of Property; Insurance.

(a) (i) Do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of the properties owned by each Group Member, including without limitation, all equipment, machinery and facilities, and (ii) make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of the properties owned by each Group Member will be fully preserved and maintained.

(b) Promptly pay and discharge or cause to be paid and discharged all expenses and indebtedness accruing under, and perform or cause to be performed each and every act, matter or thing required by, each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its properties and will do all other things necessary to keep unimpaired each Group Member’s rights with respect thereto and prevent any forfeiture thereof or a default thereunder.

(c) Operate its properties or cause or use commercially reasonable efforts to cause such properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all laws.

(d) Maintain with financially sound and reputable insurance companies insurance on all its property and operations in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies of similar size engaged in the same or a similar business (and, to the extent available at commercially reasonable rates, no less comprehensive in scope than that maintained by the Group Members as of the Closing Date); provided, that the Group Members may self insure any line of insurance to the extent normally managed by self insurance by prudent companies of similar size engaged in the same or a similar business.

Section 6.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of any Lender (coordinated through the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

Section 6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $15,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which, if granted, could reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Group Member proposes to take with respect thereto.

Section 6.8. Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Conduct and complete all investigations, studies, sampling and testing, reasonably requested by Administrative Agent with respect to any assets acquired by a Group Member after the Closing Date or with respect to the assets of a Person whose Equity Interests are acquired by a Group Member after the Closing Date

(d) Promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Group Member, or of which it has notice, pending or threatened against any Group Member, by any governmental authority with respect to any alleged violation of or non-compliance in any material respect with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.

(e) Promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Group Member in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility which could if adversely determined result in fines or liability of a material amount with respect to any investigation or clean-up of hazardous material at any location.

Section 6.9. Collateral and Guarantees.

(a) Deliver and cause each Subsidiary Guarantor to deliver, to further secure the Obligations, whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, flood hazard certification, title searches, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject only to Liens permitted under the Loan Documents, on all real or personal property now owned or hereafter acquired by such Person, together with such officers certificates and legal opinions as requested by Administrative Agent to evidence the authorization, validity and enforceability of such documents. In furtherance thereof, the Borrower shall (i) notify Administrative Agent at least 15 days prior to any acquisition (whether by purchase, lease or otherwise) of material assets by the Borrower or any Subsidiary and (ii) at the time of the delivery of the financial statements pursuant to Section 6.1, deliver a report reflecting any material assets constructed during the preceding fiscal quarter and reflecting the percentage of natural gas gathering systems, processing plants and facilities encumbered by the Mortgages securing the Obligations (based upon the cash flow attributable thereto). Notwithstanding the forgoing, the Borrower will not be required to deliver Security Documents covering in excess of 80% of the Group Members’ gathering systems, measured based upon cash flow attributable to such gathering systems, as reasonably determined by the Administrative Agent. The Borrower shall deliver such Security Documents requested pursuant to this Section 6.9(a): (i) at the time of any acquisition of material assets of the Borrower or any Subsidiary and (ii) otherwise promptly and in no event later than 60 days after a request by the Administrative Agent.

(b) Subject to Section 10.14, with respect to any new Subsidiary created or acquired after the Closing Date by any Group Member, promptly (i) cause such Subsidiary (A) to become a party to the Guarantee Agreement and (B) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent; provided that the requirements of this subsection (b) shall not apply to a Subsidiary so long as it remains an Immaterial Subsidiary .

Section 6.10. Further Assurances. From time to time, execute and deliver, or cause to be executed and delivered, promptly and in no event later than 60 days after a request hereunder, such additional mortgages, deeds of trust, chattel mortgages, security agreements, financing statements, reports (including reports of the type described in Section 6.2(d)), instruments, legal opinions, certificates or documents (including, without limitation, documents of the type described in Section 5.1(i)), all in form and substance satisfactory to the Administrative Agent, and take all such actions as may be requested hereunder (including, without limitation, in order to comply with Section 6.9) or as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents (including, without limitation, Section 6.9), or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Group Member which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization. Group Members will, from time to time, upon the written request of any Lender, provide such information as may be reasonably be required to permit such Lender to comply with the requirements of the Act (as defined in Section 10.18)

Section 6.11. Use of Proceeds. Cause the proceeds of the Revolving Loans to be used (a) on the Closing Date to pay a portion of the fees and expenses incurred in connection with this Agreement and the Transactions and (b) for (i) working capital including the issuance of Letters of Credit, (ii) funding acquisitions otherwise permitted by this Agreement, (iii) capital expenditures, and (iv) funding accounting and other adjustments relating to the Transaction Documents including adjustments relating to the effective time of the Transaction, and (v) general business purposes of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document; and cause the Letters of Credit to be used for the general business purposes of the Borrower and its Subsidiaries.

ARTICLE 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Commitments remain in effect, any Letter of Credit remains outstanding or any Revolving Loan or other amount is owing to any Lender or Administrative Agent hereunder, the Borrower shall not, and shall not permit any Group Member to, directly or indirectly:

Section 7.1. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio on any day to be greater than 3.50 to 1.0.

(b) Interest Coverage Ratio. Permit the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower then most recently ended to (ii) Consolidated Interest Expense for such period to be less than 3.00 to 1.0; provided, however, any such Consolidated EBITDA and Consolidated Interest Expense for any four fiscal quarter period ending prior to June 30, 2010 shall be deemed to be the amount determined by annualizing the Consolidated EBITDA and Consolidated Interest Expense, respectively, for the period from July 1, 2009 through the end of the fiscal quarter most recently ended.

Section 7.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness (i) of the Borrower to any Group Member, (ii) of any Subsidiary Guarantor to the Borrower (except in the event that there has been an acceleration of the maturity of any Obligation) or to any other Group Member, (iii) of any Group Member (other than the Borrower or a Subsidiary Guarantor) to any Group Member (other than the Borrower or a Subsidiary Guarantor), and (iv) subject to Section 7.7, of any Subsidiary (other than the Borrower or a Subsidiary Guarantor) to the Borrower or any Subsidiary Guarantor;

(c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any Subsidiary Guarantor of obligations of the Borrower, any Subsidiary Guarantor and, subject to Section 7.7, of any Subsidiary (other than a Subsidiary Guarantor);

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e) Indebtedness in respect of Capital Lease Obligations in an aggregate principal amount not to exceed $35,000,000 at any one time outstanding;

(f) Hedge Agreements entered into by a Group Member with the purpose and effect of fixing interest rates on a principal amount of Indebtedness of such Group Member that is accruing interest at a variable rate provided that the aggregate notional amount of such contracts never exceeds 85% of the anticipated outstanding principal balance of the Indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, and the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract; and the fixed rate index of each such contract generally matches the interest on the corresponding obligation to be hedged by such contract; provided further that each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) is a nationally recognized investment grade (i.e., whose unsecured, non-credit enhanced debt obligations are rated Baa3 or better by Moody’s and BBB- or better by S&P) hedging counterparty;

(g) Hedging Agreements entered into by the Borrower with the purpose and effect of contracting for variable interest rates on a principal amount of Indebtedness of the Borrower (which, for purposes of this subsection only, shall include the liquidation preference on equity interests of the Borrower) that is accruing interest or dividends at a fixed rate (provided that (1) the ratio of fixed rate Indebtedness of the Borrower to total Indebtedness of the Borrower (excluding Indebtedness outstanding under this Agreement) remains at least fifty percent (50%), and (2) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) is a nationally recognized investment grade (i.e., whose unsecured, non-credit enhanced debt obligations are rated Baa3 or better by Moody’s and BBB- or better by S&P) hedging counterparty) plus the Guarantee Obligations of one or more of the Group Members of the obligations of the Borrower permitted to be incurred under this Section 7.2(g); and

(h) additional Indebtedness of the Borrower or any of its Subsidiaries either (i) that represents unsecured senior or subordinated notes issued by the Borrower, and unsecured Guarantee Obligations thereof by the Subsidiary Guarantors; provided that (A) at the time of issuance and after giving effect thereto such Indebtedness is rated by Baa3 or better by Moody’s and BBB- or better by S&P, (B) no principal amount of such Indebtedness matures earlier than two (2) years after the Revolving Termination Date, (C) at the time of such issuance and after giving effect thereto, no Default shall exist or would occur, and (D) the Borrower shall have delivered to the Administrative Agent a certificate in reasonable detail reflecting compliance with each of the forgoing requirements of this Section 7.2(h)(i), including calculations with supporting detail regarding the financial condition covenants under Section 7.1 of this Agreement, together with such other evidence of compliance with the forgoing requirements of this Section 7.2(h)(i) as the Administrative Agent may reasonably request or (ii) otherwise in an aggregate principal amount for all Indebtedness under this Section 7.2(h) (for the Borrower and all Group Members, but without duplication in the case of Guarantee Obligations of other Indebtedness under this Section 7.2(h)) not to exceed at any one time outstanding the greater of (A) $50,000,000 or (B) 5.0% of Consolidated Tangible Net Worth.

Section 7.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any other Group Member, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any other Group Member;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Group Member to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured by such acquired assets shall not be increased, and (iv) the aggregate principal amount (for the Borrower and all other Group Member) of all such Indebtedness secured by this Section 7.3(g) (inclusive of Capital Leases permitted under Section 7.2(e)) shall not exceed at any one time outstanding the greater of (A) $50,000,000 or (B) 5.0% of Consolidated Tangible Net Worth;

(h) Liens securing the Obligations (including the Pari Passu Hedging Obligations) created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Group Member in the ordinary course of its business and covering only the assets so leased; and

(j) any pledge of cash to secure the obligations of the Borrower or any Group Member with respect to any Hedge Agreement or other obligations arising in the ordinary course of business not to exceed, at any time, an amount of cash equal to $35,000,000 in the aggregate.

Section 7.4. Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), nor permit the Group Members, taken as a whole, or the Borrower, individually, to Dispose of, all or substantially all of their or its respective property or business, except that:

(a) any Subsidiary of the Borrower that is a Subsidiary Guarantor may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Subsidiary of the Borrower that is a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7, with or into any other Subsidiary of the Borrower; and

(b) any Subsidiary of the Borrower may be consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or with or into any Subsidiary Guarantor (other than the Borrower or any of its Subsidiaries) (provided that the Subsidiary Guarantor shall be the continuing or surviving entity) or, subject to Section 7.7, any Subsidiary (other than the Borrower or any Subsidiary Guarantor).

Section 7.5. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory or Cash Equivalents in the ordinary course of business;

(c) Dispositions of assets (excluding Dispositions under subparts (a), (b), (d), (e) and (f) of this Section 7.5) so long as no Default or Event of Default shall exist prior to or after giving effect to such sale;

(d) Dispositions comprising of leases entered into in the ordinary course of business;

(e) Dispositions comprising of licenses of intellectual property; and

(f) Dispositions of property, subject to the Security Documents, by any Subsidiary Guarantor to the Borrower or to another Subsidiary Guarantor;

provided, however, that (i) any Disposition pursuant to clause (c) shall be for fair market value, as determined in good faith by the Borrower, which may include the exchange of similar property or assets, and (ii) no Disposition permitted by this Section 7.5 shall directly or indirectly involve a sale and leaseback transaction or arrangement.

Section 7.6. Restricted Payments. Declare or pay any dividend or distribution (other than dividends payable solely in common stock or partnership or membership interests of the Person making such dividend or distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member (or enter into or be party to, or make any payment under, any Synthetic Purchase Agreement with respect to any such Capital Stock if the purchase, redemption, defeasance, retirement or other acquisition thereof by the Borrower and its Subsidiaries would otherwise be prohibited under this Section 7.6), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary Guarantor, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any Group Member to make payments (other than payments solely in the form of Capital Stock of the Borrower) to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that (i) any Subsidiary Guarantor may pay cash dividends or distributions on its Capital Stock to the

Borrower or other Subsidiary Guarantor, (ii) so long as (A) no Event of Default has occurred and is continuing at such time and (B) no Default or Event of Default would exist after giving pro forma effect to such distribution, the Borrower may pay quarterly cash distributions to its members, in each case not to exceed the product of (1) the highest applicable federal marginal tax rate times (2) the Borrower’s estimated taxable income (collectively, “Permitted Tax Distributions”), and (iii) so long as (A) no Event of Default has occurred and is continuing at such time, (B) no Default or Event of Default would exist after giving pro forma effect to such distribution, and (C) the Consolidated Leverage Ratio shall be less than 3.00 to 1.00 and the Unused Commitments shall exceed 10% of the Total Revolving Commitments, in each case, after giving pro forma effect to such distribution and to any distribution made or to be made during the same fiscal quarter under the immediately preceding clause (ii), the Borrower may pay a distributions to its members of “Available Cash” as defined in and permitted by the terms of the Borrower’s LLC Agreement (as defined in and in the form attached to the Transaction Agreement) as it exists on the Closing Date. The Permitted Tax Distributions for each quarter of any year shall be based on the estimated taxable income of the Borrower for the portion of the taxable year elapsed and shall take into account the prior quarterly distributions for such fiscal year. To the extent that the Borrower’s actual taxable income for any fiscal year exceeds the sum of the quarterly estimates, then the Borrower shall be entitled to make an additional distribution to its partners in an amount equal to the applicable marginal tax rate multiplied by such difference. To the extent that the Borrower’s actual taxable income for any fiscal year is less than the sum of the quarterly estimates, then the Borrower shall deduct an amount equal to the applicable marginal tax rate multiplied by such difference from the next amounts it would otherwise be entitled to distribute to its partners pursuant to clause (ii) above in future quarters until the difference is eliminated.

Section 7.7. Investments. Make any Investments in any Person that is not a Group Member (including, without limitation, Guarantee Obligations with respect to obligations of any such Person, loans made to any such Person and Investments resulting from mergers with or sales of assets to any such Person), except (a) Investments in any Person so long as (i) immediately before and immediately after giving pro forma effect to such Investment, no Default shall have occurred and be continuing, (ii) the aggregate amount of all such Investments under this clause (a) at any one time outstanding shall not exceed $35,000,000, (iii) immediately after giving effect to such Investment, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.1, and (iv) the Borrower shall have delivered to the Administrative Agent, prior to the making such Investment, a certificate of a Responsible Officer demonstrating compliance with the provisions of this Section and (b) Investments in Capital Stock representing an incidental portion of the assets of a Person acquired in an acquisition permitted by Section 7.10.

Section 7.8. Modifications of Certain Agreements. (a) Amend, modify, waive or otherwise change in any material respect, or consent or agree to any amendment, modification, waiver or other change in any material respect to, any of the terms of any Gathering Document, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change, to any of the terms of any Material Agreement (other than the Gathering Documents) which could reasonable be expected to be materially adverse to the Lenders, or (c) to the extent that the consent of the Borrower is required and can be withheld, consent to any action by a party to any Gathering Document to assign its interest under any

Gathering Document, to terminate its interest under any Gathering Document, or to be released from any of its obligations under any Gathering Document, except an assignment, termination or release with respect to Dedicated Properties (as defined in the Gathering Agreement) transferred by a Producer Party (as defined in the Gathering Agreement) either (i) for which the contribution to the Borrower’s Consolidated EBITDA for the most recent four fiscal quarters for which financial statements are available to the Borrower (and aggregated with the contributions to the Borrower’s Consolidated EBITDA of all other such assignments, terminations or releases under this clause (i) after the date of this Agreement as so measured at the time of each other such assignment, termination or release) does not exceed 10% of the Borrower’s total Consolidated EBITDA for the most recent four fiscal quarter period for which financial statements are available to the Borrower or (ii) with respect to which the transferee thereof has enter into Separate GGA, as defined in and in accordance with the Gathering Agreement and is a company whose equity securities are traded on a national securities exchange or is quoted on the NASDAQ National Market and whose unsecured debt securities are rated BBB- (or higher) by S&P and Baa3 (or higher) by Moody’s, in each case without a negative outlook.

Section 7.9. Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction (a) does not otherwise violate the provisions of any Loan Document, (b) is in the ordinary course of business of the relevant Group Member, and (c) is made upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. The foregoing shall not apply to the transactions contemplated by the Transaction Documents or the other Material Agreements.

Section 7.10. Acquisitions. Acquire in any transaction or any series of transactions, including by any merger, consolidation or amalgamation between a Group Member and such Person, any ongoing business of another Person, any gathering systems of another Person, any other material operations or facilities of another Person, or the Capital Stock of another Person (other than an Investment permitted by Section 7.7(a)), other than (a) any such acquisition from a Person who is then a Group Member or (b) any other such acquisition so long as (i) immediately before and immediately after giving pro forma effect to such acquisition, no Default shall have occurred and be continuing, (ii) in the case of any acquisition other than from Chesapeake Midstream Operating., L.L.C. or any of its Subsidiaries, the aggregate amount of expenditures or consideration given for all acquisitions under this clause (b) shall not exceed the greater of (A) $50,000,000 or (B) 5.0% of Consolidated Tangible Net Worth, (iii) immediately after giving effect to such Investment, the Borrower shall be in pro forma compliance with all of the covenants set forth in Section 7.1, (iv) if such acquisition includes the Capital Stock of a Person, such acquisition shall include all of the Capital Stock of such Person, and (v) the Borrower shall have delivered to the Administrative Agent, prior to such acquisition, a certificate of a Responsible Officer demonstrating compliance with the provisions of this Section.

Section 7.11. Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 7.12. Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents or (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

Section 7.13. Clauses Restricting Group Member Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Group Member (except as set forth in the Limited Liability Company Agreement of the Borrower as of the Closing Date) to (a) make Restricted Payments in respect of any Capital Stock of such Group Member held by, or pay any Indebtedness owed to, the Borrower or any Subsidiary of the Borrower, as the case may be, (b) make loans or advances to, or other Investments in, the Borrower or any Subsidiary Guarantor, as the case may be, or (c) transfer any of its assets to the Borrower or any other Subsidiary Guarantor, as the case may be, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary Guarantor imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary Guarantor.

Section 7.14. Take-or-Pay Contracts. No Group Member will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it.

Section 7.15. Lines of Business. Enter into any business, either directly or through any Group Member, except for the oil, natural gas, natural gas liquids and related liquids gathering, processing, terminalling, storage, transporting and marketing operations and any business that is reasonably related, incidental or ancillary thereto and any other business or activity that produces “qualifying income” as such term is defined in Section 7704(d) of the Code.

Section 7.16. Margin Regulations. Use the proceeds of any Revolving Extension of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.17. Prepayment of Indebtedness. Pay, prior to the stated maturity thereof, any Indebtedness, unless (i) no Default shall exist or would occur after giving effect to such payment, (ii) such Indebtedness is not subordinated to the Obligations and (iii) in the case of Indebtedness permitted by Section 7.2(h), such Indebtedness is repaid solely with the proceeds of an issuance of other Indebtedness permitted by such Section 7.2(h).

ARTICLE 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Revolving Loan or L/C Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Revolving Loan or L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) (i) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.2(d), clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Article 7 of this Agreement or (ii) a “default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent; or

(e) any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Revolving Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f) (i) any Group Member (other than an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member (other than an Immaterial Subsidiary) involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and (i) enforcement proceedings are commenced by any creditor upon one or more such judgments or decrees which have not been stayed by reason of a pending appeal, court order or otherwise, or (ii) there is a period of thirty (30) consecutive days during which a stay of enforcement of one or more such judgments, by reason of a pending appeal, court order or otherwise, is not in effect; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents with respect to Mortgaged Properties with an aggregate value in excess of $15,000,000 shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of Chesapeake Energy; or (ii) the board of directors of Chesapeake Energy shall cease to consist of a majority of Continuing Directors, other than, in the case of either clause (i) or (ii) of this paragraph (k), as a result of an acquisition of Chesapeake Energy by an oil and gas exploration and production company or an integrated oil and gas company, in either case whose equity securities are traded on a national securities exchange or is quoted on the NASDAQ National Market and whose unsecured debt securities are rated BBB- (or higher) by S&P and Baa3 (or higher) by Moody’s, in each case without a negative outlook, after giving effect to such acquisition; or

(l) (i) the Designated Holders shall cease to be, directly or indirectly, the beneficial owners (as defined above) of 100% of each class of outstanding Capital Stock of Chesapeake Midstream Management, L.L.C., a Delaware limited liability company (the “CMD General Partner”), free and clear of all Liens; (ii) the board of directors, board of manager or similar governing body of the CMD General Partner shall not consist of a majority of Chesapeake Energy Designees; (iii) the CMD General Partner shall cease to be, directly or indirectly, the beneficial owner (as defined above) of all of the general partner interests of CMD free and clear of all Liens; (iv) a Designated Holder ceases to be, directly or indirectly, the beneficial owner (as defined above) of all of the outstanding limited partnership units of CMD; (v) any “person” or “group” (as such terms defined above), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined above), directly or indirectly, of any of the outstanding limited partnership units of CMD, other than a Designated Holder; (vi) CMD shall cease to be, directly or indirectly, the beneficial owner (as defined above) of a percentage of the total Capital Stock of the Borrower free and clear of all Liens (other than Liens under the Security Documents) which is (X) greater than 35% and (Y) larger than the percentage share of the combined rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined above), directly or indirectly, held by any other “person” or “group” (as defined above) other than CMD; (vii) the managers of Borrower shall not consist of at least 50% of voting members appointed by CMD; or (viii) a Specified Change of Control shall occur; or

(m) (i) any Group Member (A) has failed to make payment when due of one or more amounts under the Material Agreements that exceed $5,000,000 in the aggregate at any one time outstanding, except to the extent such Group Member shall be disputing in good faith such payment in accordance with the terms of such Material Agreement, or (B) fails to observe or perform any other term, agreement or condition contained in or required by any Material Agreement, the effect of which failure under this clause (B) is to cause, or to permit any Person to terminate any Material Agreement or any material rights and benefits of such Group Member under such Material Agreement; or (ii) any Person party to a Material Agreement other than a Group Member (A) has failed to make payment when due of one or more amounts under any Material Agreement, except to the extent such Person shall be disputing in good faith such payment in accordance with the terms of such Material Agreement, that exceed $5,000,000 in the aggregate at any one time outstanding, (B) fails to observe or perform any other term, agreement or condition contained in or required by any Material Agreement, the effect of which failure under this clause (B) is to cause, or to permit any Group Member to terminate any Material Agreement, (C) fails to make any payment when due (whether due because of scheduled maturity, required prepayment provisions or otherwise) on any Indebtedness of such Person and, in each case, such failure relates to Indebtedness having a principal amount of $75,000,000 or more, or any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, in each case if the effect of such failure, event or condition is to permit the acceleration of the maturity of such Indebtedness or (D) permits any of the events described in paragraph (f) of this Article to occur with respect to such Person; or (iii) any amendment, modification, compromise, waiver or consent shall be made in respect of Material Agreement that has the effect of reducing or terminating (A) the aggregate amounts payable to or on behalf of any Group Member pursuant to the Material Agreement, whether already accrued or to be payable in the future and whether as a modification of fees, rates, charges, tax payments, reimbursement rights, indemnification rights, minimum storage commitments, minimum throughput commitments or otherwise, if such amendment, modification, compromise, waiver or consent would have the effect of reducing Consolidated EBITDA attributable to such Material Agreement by more than 10% or (B) any other material rights and benefits of a Group Member under such Material Agreement; or (iv) any assignment or transfer of rights or obligations in respect of any Material Agreement occurs in violation of the terms of any Material Agreement, as such terms exist on the date of this Agreement, or any consent to any such assignment or transfer is given under any Material Agreement without the approval of Majority Lenders; or

(n) any event or condition shall have occurred that has had a Material Adverse Effect; or any material governmental permit or license of any Group Member shall fail to be maintained in effect if such failure could reasonably be expected to have a Material Adverse Effect; or any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws shall be asserted which could reasonably be expected to have a Material Adverse Effect; or

(o) any Group Member shall be taxed as a corporation for federal income tax purposes;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time Cash Collateralize the aggregate L/C Obligations. Amounts of Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all L/C Obligations shall have been satisfied and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, of Cash Collateral shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE 9. THE ADMINISTRATIVE AGENT

Section 9.1. Appointment and Authority. Each of the Lenders, the Swing Line Lender and the Issuing Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders, the Swing Line Lender and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1 and Article 8) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, the Swing Line Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Swing Line Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, the Swing Line Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender, the Swing Line Lender or the Issuing Lender prior to the making of such Revolving Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. Except (i) in circumstances in which the Administrative Agent determines in good faith that such appointment is advisable to comply with applicable law or to avoid a disadvantageous economic, legal or regulatory consequence or (ii) when a Default shall have occurred and be continuing, any such sub-agent shall be approved by the Borrower, such approval to not be unreasonably withheld or delayed. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swing Line Lender, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders, in consultation with the Borrower, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Swing Line Lender and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Swing

Line Lender or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Swing Line Lender and the Issuing Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender, the Swing Line Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender, the Swing Line Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Book Manager, Joint Lead Arrangers or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swing Line Lender or an Issuing Lender hereunder.

Section 9.9. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Swing Line Lender, the Issuing Lender and the Administrative Agent under Sections 2.3, 2.7 and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender and the Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swing Line Lender and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or the Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE 10. MISCELLANEOUS

Section 10.1. Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Majority Lenders and each Loan Party to the relevant Loan Document may, or, with the written consent of the Majority Lenders, the Administrative Agent and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Revolving Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Majority Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, or release the Borrower or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Sections 2.5 to 2.12 without the written consent of each Issuing Lender; (vi) amend, modify or waive any provision of Section 2.15 without the written consent of the Swing Line Lender, or (vii) amend, modify or waive any provisions of Section 3.8 or Section 3.16 in any manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Administrative Agent may, without the consent of any Lender, enter into any Security Document or any amendment, waiver, or release to the extent necessary to provide for additional Collateral as contemplated by any provision of this Agreement or to provide for the release of Collateral to the extent permitted by the terms of this Agreement.

Section 10.2. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrowers, to Chesapeake Midstream Partners, L.L.C., 6100 N. Western Ave., Oklahoma City, Oklahoma 73118, Attention: Nick Dell’Osso (Telecopy No. 405-879-9576, Electronic Mail (E-mail): nick.dellosso@chk.com) , with a copy to [CONTACT INFORMATION FOR GLOBAL INFRASTRUCTURE PARTNERS TO BE ADDED];

(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association, 1740 Broadway, Denver, Colorado 80274, Attention: Dana Dickson (Telecopy No. 3038635531, Electronic Mail (E-mail): Dana.M.Dickson@wellsfargo.com), with a copy to Wells Fargo Bank, National Association, 1445 Ross Avenue, Suite 4500, T5303-452, Dallas, Texas 75202, Attention: Dustin Hansen (Telecopy No. 214721-8215);

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(b) Electronic Communications. Notices and other communications to the Lenders, the Swing Line Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swing Line Lender, or the Issuing Lender pursuant to Article 2 if such Lender, the Swing Line Lender, or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY ADMINISTRATIVE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Administrative Agent Parties”) have any liability to the Borrower, any Lender, the Swing Line Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Administrative Agent Party; provided, however, that in no event shall any Administrative Agent Party have any liability to the Borrower, any Lender, the Swing Line Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent have on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, the Swing Line Lender, Issuing Lender and Lenders. The Administrative Agent, the Swing Line Lender, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic borrowing notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Swing Line Lender, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Loans and other extensions of credit hereunder.

Section 10.5. Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all reasonable out of pocket expenses incurred by the Swing Line Lender in connection with the making or administration of any Swing Line Loan or any demand for payment thereunder, and (iv) all out of pocket expenses incurred by the Administrative Agent, any Lender, the Swing Line Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swing Line Lender, or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Revolving Loans or Swing Line Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swing Line Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Revolving Loan, Swing Line Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender, the Issuing Lender or such Related Party, as the case may be, such Lender’s Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender, or Issuing Lender in connection with such capacity.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of an Administrative Agent, the Swing Line Lender and Issuing Lender, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.6. Successors and Assigns; Participations and Assignments.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible

Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swing Line Lender, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Swing Line Lender, and the Issuing Lenders unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11, and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower, the Swing Line Lender, and the Issuing Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Revolving Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Swing Line Lender, and the Issuing Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification described in clause (i) of the first proviso to Section 10.1 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.16 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, including the Texas Uniform Electronic Transactions Act.

Section 10.7. Set-off. In addition to any rights and remedies of the Lenders, the Swing Line Lender, the Issuing Lenders or each of their respective Affiliates provided by law, each Lender, the Swing Line Lender, the Issuing Lenders and each of their respective Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender, the Swing Line Lender, and Issuing Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

There are no unwritten oral agreements between the Parties.

Section 10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

Section 10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Texas, the courts of the United States for the Northern District of Texas, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

Section 10.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 10.14. Releases of Guarantees and Liens; Designation of Subsidiaries. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) at such time as the Revolving Loans, the L/C Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedge Agreements) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding. In connection with the releases of Collateral and guarantee obligations under subpart (ii) of this Section, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 10.15. Confidentiality. Each of the Administrative Agent, the Swing Line Lender, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the

Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Swing Line Lender, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Group Member, unless such Administrative Agent, Swing Line Lender, Lender, Issuing Lender or Affiliate has actual knowledge that such source owes an obligation of confidence to a Group Member with respect to such Information.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Swing Line Lender, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

Section 10.16. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. Limitation on Interest. The Lenders, the Loan Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to the Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstances, exceeds the maximum amount permitted under applicable law, the Lenders and the Loan Parties (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the weekly ceiling and shall be used when appropriate in determining the maximum amount of interest permitted to be charged.

Section 10.18. USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CHESAPEAKE MIDSTREAM PARTNERS, L.L.C.

By:	/s/ J. Mike Stice
J. Mike Stice
Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as Swing Line Lender, as an Issuing Lender and as a Lender

By:	/s/ Dustin S. Hanson
	Name:	Dustin S. Hanson
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:	/s/ Phil Ballard
	Name:	Phil Ballard
	Title:	Managing Director

BANK OF MONTREAL, as a Lender

By:	/s/ Gumaro Tijarena
Name:	Gumaro Tijarena
Title:	Director

COMPASS BANK, as a Lender

By:	/s/ Kathleen J. Bowen
Name:	Kathleen J. Bowen
Title:	Senior Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karl Studer
Name:	Karl Studer
Title:	Director

By:	/s/ Shaheen Mahk
Name:	Shaheen Mahk
Title:	Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Lawrence Martin
Name:	Lawrence Martin
Title:	Vice President

MORGAN STANLEY BANK, as a Lender

By:	/s/ Ryan Vetsch
Name:	Ryan Vetsch
Title:	Authorized Signatory

UBS LOAN FINANCE, LLC, as a Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Garrett McKinnon
Name:	Garrett McKinnon
Title:	Senior Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ronald E. McKaig
Name:	Ronald E. McKaig
Title:	Senior Vice President

ING CAPITAL LLC, as a Lender

By:	/s/ Juli Bieser
Name:	Juli Bieser
Title:	Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ David G. Mills
Name:	David G. Mills
Title:	Managing Director

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ W. Bryan Chapman
Name:	W. Bryan Chapman
Title:	Senior Vice President

CALYON NEW YORK BRANCH,
as a Lender

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Director

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Michael M. Meagher
Name:	Michael M. Meagher
Title:	Vice President

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Vice President

EXPORT DEVELOPMENT CANADA, as a Lender

By:	/s/ Frangoir Morel
Name:	Frangoir Morel
Title:	Sr. Financing Manager

By:	/s/ Joanne Tagnarelli
Name:	Joanne Tagnarelli
Title:	Financing Manager

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

TORONTO DOMINION (NEW YORK) LLC, as a Lender

By:	/s/ Debbie L. Brito
Name:	Debbie L. Brito
Title:	Authorized Signatory

SCHEDULE 1.1A

Commitments

LENDER	REVOLVING COMMITMENT
Wells Fargo Bank, National Association	$46,666,666.67
The Royal Bank of Scotland plc	$46,666,666.67
Bank of Montreal	$46,666,666.67
Compass Bank	$43,333,333.33
Credit Suisse, Cayman Islands Branch	$43,333,333.33
Citibank, N.A.	$30,000,000.00
Morgan Stanley Bank	$30,000,000.00
UBS Loan Finance, LLC	$30,000,000.00
Raymond James Bank, FSB	$23,333,333.33
Bank of America, N.A.	$20,000,000.00
ING Capital LLC	$20,000,000.00
The Bank of Nova Scotia	$20,000,000.00
Amegy Bank National Association	$16,666,666.67
Calyon New York Branch	$16,666,666.67
Deutsche Bank Trust Company Americas	$16,666,666.67
Export Development Canada	$16,666,666.67
Goldman Sachs Bank USA	$16,666,666.67
Toronto Dominion (New York) LLC	$16,666,666.67
Total	$500,000,000.00